Exhibit 2.1
                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (this "Agreement") is entered into as of October 6, 2000, among NBG Radio Network, Inc., a Nevada corporation ("Buyer"), Glenn Fisher Entertainment Corporation, a California corporation (the "Company"), and Glenn Fisher, a California resident ("Seller").

         Seller owns beneficially and of record 1000 shares of Common Stock of the Company (the "Shares"), which comprise all of the issued and outstanding capital stock of the Company. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the Shares on the terms and subject to the conditions set forth herein. The transactions contemplated in this Agreement are referred to as the "Purchase."

1.       PURCHASE OF SHARES AND RELATED MATTERS

         1.1 Purchase of Shares. Subject to the terms and conditions set forth in this Agreement, at the Closing (as defined in Section 9.1) Seller will sell all of the Shares to Buyer and Buyer will purchase all of the Shares from Seller, the Shares constituting all of the issued and outstanding capital stock of the Company as of the Closing.

         1.2 Purchase Price; Payment. Buyer will pay to Seller for the Shares FIVE MILLION DOLLARS AND NO/100 ($5,000,000) (the "Purchase Price") in immediately available funds at Closing.

         1.3 Payment in Consideration of Buyer's Review. In consideration of Seller's and Company's agreement not to solicit or respond to other offers from third parties for the purchase of all of the Company's common stock or assets and in further consideration of Seller and Company permitting Buyer access to review the Company's contracts, books and records, Buyer shall pay to Seller upon the execution of this Agreement, the sum of ONE HUNDRED THOUSAND AND NO/100 DOLLARS ($100,000), which payment shall be non-refundable and shall be a credit against the balance due from Buyer to Seller at Closing.

2.       REPRESENTATIONS AND WARRANTIES OF COMPANY AND SELLER

         As a material inducement to Buyer to enter into this Agreement and purchase the Shares, Seller and the Company, jointly and severally, represent and warrant that each of the following statements are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement):

         2.1 Organization and Corporate Power. The Company is a corporation duly incorporated, validly existing, and in good standing under the laws of the state of California, and the Company is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify, except where the lack of such qualification would not have a material adverse effect on the financial condition of the Company. The Company has all requisite corporate power and authority and all material licenses, permits, and authorizations necessary to own and operate its properties and to carry on its business as now conducted. The minute book of the Company, which has been furnished to Buyer, is correct and complete and contains all amendments to the Company's charter documents and bylaws.

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         2.2 Capital Stock and Related Matters. The authorized capital stock of the Company consists of 1,000 shares of Common Stock, 1,000 of which are issued and outstanding and are owned, beneficially and of record, by Seller and no other capital stock of the Company is issued and outstanding. The Company does not have outstanding and has not agreed, orally or in writing, to issue any stock or securities convertible or exchangeable for any shares of its capital stock, nor does it have outstanding nor has it agreed, orally or in writing, to issue any options or rights to purchase or otherwise acquire its capital stock. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock. Neither the Company nor Seller has not violated any applicable securities laws or regulations in connection with the offer or sale of its or his securities. All of the outstanding shares of the Company's capital stock are validly issued, fully paid, and nonassessable. Seller has, and upon purchase thereof by Buyer pursuant to the terms of this Agreement Buyer will have, good and marketable title to the Shares, free and clear of all security interests, liens, encumbrances, or other restrictions or claims, subject only to restrictions as to marketability imposed by securities laws.

         2.3 Subsidiaries. Neither the Company nor Seller own or hold any rights to acquire any shares of stock or any other security or interest in any other person, except for the Shares or stock which is publicly traded. Except as listed on Schedule 2.3, the Company has never owned, directly or indirectly, any interest in any other entity, including any subsidiary, joint venture, partnership or any other similar arrangement.

         2.4 Authorization; No Breach. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby to which the Company is a party have been duly authorized by the Company. This Agreement and each other agreement contemplated, when executed and delivered by the parties thereto, will constitute the legal, valid, and binding obligation of the Company, Seller, or both as the case may be, enforceable against Seller or the Company, as the case may be, in accordance with its terms except as the enforceability thereof may be limited by the application of bankruptcy, insolvency, moratorium, or similar laws affecting the rights of creditors generally or judicial limits on the right of specific performance. The execution and delivery by the Company and Seller of this Agreement and all other agreements contemplated hereby to which the Company or Seller is a party, the offering and sale of the Shares hereunder and the fulfillment of and compliance with the respective terms of this Agreement and thereof by the Company and Seller, do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under, (c) result in the creation of any lien, security interest, charge, or encumbrance upon the capital stock or assets of Seller, or the Company pursuant to, (d) give any third party the right to accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption, or other action by or notice to any court or administrative or governmental body pursuant to the charter or bylaws of Seller or the Company, or any law, statute, rule, or regulation to which Seller or the Company is subject, or any agreement, document, instrument, order, judgment, or decree to which Seller or the Company is subject.

         2.5 Conduct of Business; Liabilities. Neither the Company nor Seller is in default under, and no condition exists that with notice or lapse of time or both would constitute a default of the Company or Seller under (a) any mortgage, loan agreement, indenture, evidence of indebtedness, or other instrument evidencing borrowed money to which the Company or Seller is a party or by which the Company or Seller or the properties of the Company or Seller are bound or
(b) any judgment, order, or injunction of any court, arbitrator, or governmental agency that would reasonably be expected to affect materially and adversely the business, financial condition, or results of operations of the Company and Seller.

         2.6 Financial Statements. The Company has delivered to Buyer the financial statements listed in Schedule 2.6 ("Financial Statements"). The Financial Statements are correct and complete in all material respects, and present fairly the financial position of the Company as of the dates of such

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statements and the results of operations, cash flows and changes in stockholder's equity of the Company for the periods covered by such statements. The Company has no liabilities (absolute, contingent, or otherwise), other than those incurred since December 31, 1999, which is the date of most recent Financial Statement (the "Statement Date"), in the ordinary course of business in arm's length transactions and consistent in nature and scope with past practice, which liabilities are not expected to have, in the aggregate, a material adverse effect on the businesses, financial condition, results of operations, or prospects of the Company.

         2.7 No Undisclosed Liabilities. Except for (a) liabilities and obligations incurred in the ordinary course of business since the Statement Date, and (b) liabilities or obligations described in Schedule 2.7, neither the Company nor any of the property of the Company is subject to any material liability or obligation that was required to be included or adequately reserved against in the Financial Statements or described in the notes thereto and was not so included, reserved against, or described.

         2.8 Absence of Certain Changes. Except as contemplated or permitted by this Agreement or as described in Schedule 2.8, since the Statement Date there has not been:

                  2.8.1 Any material adverse change in the business, financial condition, operations, assets or prospects of the Company;

                  2.8.2 Any damage, destruction, or loss, whether covered by insurance or not materially adversely affecting the properties or business of the Company;

                  2.8.3 Any sale or transfer by the Company of any tangible or intangible asset other than in the ordinary course of business, any mortgage or pledge or the creation of any security interest, lien, or encumbrance on any such asset, or any lease of property, including equipment, other than tax liens with respect to taxes not yet due and contract rights of customers in inventory;

                  2.8.4 Any declaration, setting aside, or payment of a dividend or other distribution in respect of or the redemption or other repurchase by the Company of any capital stock of the Company;

                  2.8.5 Any transaction not in the ordinary course of business of the Company;

                  2.8.6 Any lapse of any material trademark, assumed name, trade name, service mark, copyright, or license or any application with respect to the foregoing;

                  2.8.7 Any grant of any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing, or other plan or commitment) other than customary increases on a periodic basis or required by agreement or understanding in the ordinary course of business and in accordance with past practice;

                  2.8.8 Any discharge or satisfaction of any material lien or encumbrance or the payment of any material liability other than current liabilities in the ordinary course of business;

                  2.8.9 Any making of any loan, advance, or guaranty to or for the benefit of any person except the creation of accounts receivable in the ordinary course of business; or

                  2.8.10 Any agreement to do any of the foregoing.



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         2.9 Title and Related Matters. The Company has good and marketable title to all of its property and assets included in the Financial Statements (except properties and assets sold or otherwise disposed of subsequent to the Statement Date in the ordinary course of business or as contemplated in this Agreement), free and clear of all security interests, mortgages, liens, pledges, charges, claims, or encumbrances of any kind or character.

         2.10 Litigation. There are no actions, suits, proceedings, orders, investigations, or claims pending or, to the best of the Company's and Seller's knowledge, overtly threatened against the Company or any of its property, at law or in equity, or before or by any governmental department, commission, board, bureau, agency, or instrumentality; the Company is not subject to any arbitration proceedings under collective bargaining agreements or otherwise or, to the best of the Company's and Seller's knowledge, any governmental investigations or inquiries; and, to the best knowledge of the directors and responsible officers of the Company, there is no basis for any of the foregoing.

         2.11 Tax Matters.

                  2.11.1 Company has filed all returns, declarations, reports, claims for refund, or information returns or statements relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof ("Tax Returns") that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid. The Company is currently not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no lien on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

                  2.11.2 The Company has withheld and paid any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto whether disputed or not ("Taxes") required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

                  2.11.3 No Seller or director or officer (or employee responsible for Tax matters) of the Company expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of the Company either (a) claimed or raised by any authority in writing or (b) as to which the Company and the directors and officers (and employees responsible for Tax matters) of the Company has knowledge based upon personal contact with any agent of such authority. Schedule 2.11 lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after 1997, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Seller has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or Seller since 1997.

                  2.11.4 Neither the Company nor Seller has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.


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                  2.11.5 The Company has not filed a consent under Code Section
341(f) concerning collapsible corporations. The Company has not made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. The Company is not a party to any Tax allocation or sharing agreement. The Company has (a) not been a member of an affiliated group filing a consolidated federal income Tax Return or (b) no liability for the Taxes of any person under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                  2.11.6 The Company (and any predecessor of the Company) has been a validly electing S corporation within the meaning of Code ss.ss.1361 and 1362 at all times during its existence and the Company will be an S corporation up to and including the day before the Closing Date.

                  2.11.7 The Company will not be liable for any Tax under Code ss.1374 in connection with the deemed sale of the Company's assets caused by the
Section 338(h)(10) Election. The Company has not, in the past 10 years, (a) acquired assets from another corporation in a transaction in which the Company's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (b) acquired the stock of any corporation which is a qualified subchapter S subsidiary.

         2.12 Compliance with Laws. Each of the Company and Seller is, in the conduct of its business, in compliance with all laws, statutes, ordinances, regulations, orders, judgments, or decrees ("Legal Requirements") applicable to it, the enforcement of which, if the Company or Seller were not in compliance therewith, would have a materially adverse effect on the business of the Company. Neither Seller nor the Company has received any notice of any asserted present or past failure by the Company or Seller to comply with any Legal Requirements.

         2.13 Brokerage. There are no claims for brokerage commissions, finders' fees, or similar compensation in connection with the Purchase based on any arrangement or agreement binding upon the Company or Seller.

         2.14 Insurance. Schedule 2.14 contains a list of each insurance policy maintained by the Company with respect to its properties, assets, and businesses, and each such policy is in full force and effect. The Company is not in material default with respect to its obligations under any insurance policy maintained by it.

         2.15 Employees and Labor Relations Matters.

                  2.15.1 The Company is not aware that any employee of the Company has any plans to terminate employment with the Company;

                  2.15.2 The Company has complied in all material respects with all labor and employment laws, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, and the payment of social security and other taxes;


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

                  2.15.3 There is no unfair labor practice charge, complaint, or other action against the Company pending or, to the Company's best knowledge, threatened before the National Labor Relations Board and the Company is not subject to any order to bargain by the National Labor Relations Board;

                  2.15.4 There is no labor strike, dispute, request for representation, slowdown, or stoppage pending or, to the Company's best knowledge, threatened against the Company;

                  2.15.5 No questions concerning representation have been raised or, to the Company's best knowledge, are threatened with respect to employees of the Company and the Company is not a party to any collective bargaining agreement or union contract;

                  2.15.6 No grievance that might have a material adverse effect on the Company and no arbitration proceeding is pending and, to the best knowledge of the directors and responsible officers of the Company, no basis exists for any such grievance or arbitration proceeding; and

                  2.15.7 No employee of the Company is subject to any noncompetition, nondisclosure, confidentiality, employment, consulting, or similar agreements with persons other than the Company relating to the present business activities of the Company.

         2.16 Disclosure. Neither this Agreement nor any of the schedules, attachments, written statements, documents, certificates, or other items prepared or supplied to Buyer by or on behalf of the Company or Seller with respect to the Purchase contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein not misleading. No responsible officer or director of the Company has intentionally concealed any fact known by such person to have a material adverse effect upon the existing or expected financial condition, operating results, assets, customer relations, employee relations, or business prospects of the Company.

         2.17 Power of Attorney. No power of attorney or similar authorization given by the Company is presently in effect or outstanding.

         2.18 Accounts Receivable. All accounts receivable of the Company reflected in the Financial Statements represent bona fide sales actually made in the ordinary course of business.

         2.19 Contracts and Commitments. Schedule 2.19 contains a complete and accurate list of each contract, agreement, instrument, and commitment (including license agreements) to which the Company is a party (the "Contracts"). Except as otherwise set forth in Schedule 2.19:

                  2.19.1 The Company is not in material default under any Contracts, nor, to the Company's best knowledge, does there exist any event that, with notice or the passage of time or both, would constitute a material default or event of default by the Company under any Contracts; and

                  2.19.2 All Contracts shall remain in full force and effect following the Closing.

         2.20 Personal Property. Schedule 2.20 contains lists of all tangible personal property and assets owned or held by the Company and used or useful in the conduct of the business of the Company. The Company owns and has good title to such properties and none of such properties is subject to any security interest, mortgage, pledge, conditional sales agreement, or other lien or encumbrance (except for liens for current taxes, assessments, charges, or other governmental levies not yet due and payable). The Company has delivered to Buyer copies of all leases and other agreements relating to property described in
Schedule 2.20 (including any and all amendments and other modifications to such leases and other

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agreements) all of which are valid and binding, and neither the Company nor
Seller is in material default under any such leases or agreements. All material properties listed therein are in good operating condition and repair (ordinary wear and tear excepted), are performing satisfactorily, and are available for immediate use in the conduct of the business and operations of the Company. All such tangible personal property is in compliance in all material respects with all applicable statutes, ordinances, rules, and regulations. The properties listed in Schedule 2.20 include substantially all such properties necessary to conduct the business and operations of the Company as now conducted.

         2.21 Real Property. The Company has never owned any real property.
Schedule 2.21 contains a list of all real property ever leased by the Company and used in the conduct of the business operations of the Company. Seller has delivered to Buyer copies of all leases listed in Schedule 2.21 (including any and all amendments and other modifications of such leases). Neither the Company nor the landlord is in material default under the current lease. None of the property subject to leases listed in Schedule 2.21 violates in any material respect any applicable building or zoning code or regulation of any governmental authority having jurisdiction. The property and leases described in Schedule
2.21 include all such property or property interests necessary to conduct the business and operations of the Company as it is presently conducted.

         2.22 Personnel. Schedule 2.22 sets forth a true and complete list of:

                  2.22.1 The names, title, and current salaries of all officers of the Company;

                  2.22.2 The names of all directors of the Company;

                  2.22.3 The wage rates (or ranges, if applicable) for each class of exempt and nonexempt, salaried and hourly employees of the Company;

                  2.22.4 All scheduled or contemplated increases in compensation or bonuses; and

                  2.22.5 All scheduled or contemplated employee promotions.

         2.23 Patents, Trademarks, Trade Names, etc. Schedule 2.23 contains an accurate and complete list of all patents, trademarks, tradenames, service marks, and copyrights, and all applications therefor, presently owned or held subject to license by the Company and, to the Company's best knowledge, the use thereof by the Company does not materially infringe on any patents, trademarks, or copyrights or any other rights of any person. To the Company's best knowledge, it has not operated and is not operating its businesses in a manner that infringes the proprietary rights of any other person in any patents, trademarks, tradenames, service marks, copyrights, or confidential information. The Company has not received any written notice of any infringement or unlawful use of such property.

         2.24 Environment, Health, and Safety Matters

                  2.24.1 The Company and its predecessors have each complied with and are in compliance with all Environmental, Health, and Safety Requirements (as defined in Section 2.24.7), in each case in all material respects.

                  2.24.2 Without limiting the generality of the foregoing, the Company has obtained, has complied with, and is in compliance with, in each case in all material respects, all material permits, licenses, and other authorizations that are required pursuant to Environmental, Health, and Safety


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Requirements for the occupation of its facilities and the operation of its business; a list of all such material permits, licenses, and other authorizations is set forth in Schedule 2.24.

                  2.24.3 The Company has not received any written or oral notice, report, or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated, or otherwise), including any material investigatory, remedial, or corrective obligations, relating to any it or its facilities arising under Environmental, Health, and Safety Requirements.

                  2.24.4 None of the following exists at any property or facility owned or operated by the Company: (a) underground storage tanks, (b) asbestos-containing material in any friable and damaged form or condition, (c) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

                  2.24.5 Neither the Company nor any of its respective predecessors has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to material liabilities, including any material liability for response costs, corrective-action costs, personal injury, property damage, natural resources damages, or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or the Solid Waste Disposal Act, as amended, or any other Environmental, Health, and Safety Requirements.

                  2.24.6 Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any material obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called transaction-triggered or responsible property transfer Environmental, Health, and Safety Requirements.

                  2.24.7 For the purposes of this Agreement, "Environmental, Health, and Safety Requirements" means all federal, state, local, and foreign statutes, regulations, ordinances, and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation.

3.       REPRESENTATIONS AND WARRANTIES OF BUYER

         As a material inducement to Seller to enter into this Agreement and sell the Shares, Buyer represents and warrants to Seller as follows:

         3.1 Organization; Power. Buyer is a corporation duly incorporated and validly existing under the laws of the state of Nevada, and has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder. Buyer is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify, except where the lack of such qualification would not have a material adverse effect on the financial condition of Buyer. Copies of Buyer's charter documents and bylaws, which have been furnished to Seller and the Company, are correct and complete and contain all amendments to Buyer's charter documents and bylaws.

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         3.2 Authorization. The execution, delivery, and performance by Buyer of this Agreement and all other agreements contemplated hereby to which Buyer is a party have been duly and validly authorized by all necessary corporate action of Buyer, and this Agreement and each such other agreement, when executed and delivered by the parties thereto, will constitute the legal, valid, and binding obligation of Buyer enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, and similar statutes affecting creditors' rights generally and judicial limits on equitable remedies.

         3.3 No Conflict with Other Instruments or Agreements. The execution, delivery, and performance by Buyer of this Agreement and all other agreements contemplated hereby to which Buyer is a party will not result in a breach or violation of, or constitute a default under, its Articles of Incorporation or Bylaws or any material agreement to which Buyer is a party or by which Buyer is bound.

         3.4 Governmental Authorities. Except as set forth in Schedule 3.4, (a) Buyer is not required to submit any notice, report, or other filing with any governmental or regulatory authority in connection with the execution and delivery by Buyer of this Agreement and the consummation of the purchase and (b) no consent, approval, or authorization of any governmental or regulatory authority is required to be obtained by Buyer or any affiliate in connection with Buyer's execution, delivery, and performance of this Agreement and the consummation of the Purchase.

         3.5 Litigation. There are no actions, suits, proceedings, or governmental investigations or inquiries pending or, to the knowledge of Buyer, threatened against Buyer or its properties, assets, operations, or businesses that might delay, prevent, or hinder the consummation of the Purchase.

         3.6 Investment Representations

                  3.6.1 Buyer is acquiring the Shares for its own account with the present intention of holding such securities for purposes of investment, and Buyer has no intention of selling such securities in a public distribution in violation of the United States securities laws or any applicable state securities laws. During the course of the negotiation of this Agreement, Buyer has reviewed all information provided to it by the Company and has had the opportunity to ask questions of and receive answers from representatives of the Company concerning the Company, the securities offered and sold hereby, and the Purchase, and to obtain certain additional information requested by Buyer.

                  3.6.2 Buyer understands that the Shares to be purchased have not been registered under the Securities Act of 1933 as amended (the "Securities Act"), by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein.

                  3.6.3 Buyer understands that the Shares cannot be resold in a transaction to which the Securities Act applies unless subsequently registered under the Securities Act or an exemption from such registration is available. Buyer is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions.

                  3.6.4 Buyer understands that no public market now exists for any of the securities issued by the Company and that it is uncertain that a public market will ever exist for the Shares.

                  3.6.5 Buyer understands that the certificates for the Shares will bear the following legend:

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                  THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN
                  REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY JURISDICTION (FOREIGN OR DOMESTIC). NO OFFER, SALE, TRANSFER, PLEDGE, OR OTHER DISPOSITION OF THE SHARES MAY BE EFFECTED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 AND THE SECURITIES LAWS OF ANY APPLICABLE JURISDICTION (FOREIGN OR DOMESTIC) OR AN OPINION OF COUNSEL IN FORM AND SUBSTANCE AND FROM COUNSEL ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

         3.7 Brokerage. There are no claims for brokerage commissions, finders' fees, or similar compensation in connection with the Purchase based on any arrangement or agreement entered into by Buyer and binding upon Seller.

4.       CONDUCT OF THE COMPANY'S BUSINESS PENDING THE CLOSING

         From the date of this Agreement until the Closing, and except as otherwise consented to or approved by Buyer, each of Seller and the Company covenants and agrees with Buyer as follows:

         4.1 Regular Course of Business. The Company will operate its business in accordance with the reasonable judgment of its management diligently and in good faith, consistent with past management practices, and the Company (a) will continue to use its reasonable efforts to keep available the services of present officers and employees (other than planned retirements), (b) will use its reasonable efforts to preserve its present relationships with persons having business dealings with it, and (c) will use its reasonable efforts to collect its accounts receivable in the ordinary and normal course of business and will not initiate or perform any unusual or extraordinary means of collection. Buyer acknowledges that affiliates may drop certain shows between the date of this Agreement and the Closing and such conduct will not be a basis for termination of this Agreement or result in the reduction in the purchase price.

         4.2 Dividends. The Company will not declare, pay, or set aside for payment any dividend or other distribution in respect of its capital stock other than a dividend or dividends payable to Seller that does not exceed TWO HUNDRED THOUSAND DOLLARS ($200,000.00) in the aggregate.

         4.3 Capital Changes. The Company will not issue any shares of its capital stock, or issue or sell any securities convertible into, or exchangeable for, or options, warrants to purchase, or rights to subscribe to, any shares of its capital stock or subdivide or in any way reclassify any shares of its capital stock, or repurchase reacquire, cancel, or redeem any such shares.

         4.4 Property and Assets. The assets, property, and rights now owned by the Company will be used, preserved, and maintained, as far as practicable, in the ordinary course of business, to the same extent and in the same condition as said assets, property, and rights are on the date of this Agreement, and no unusual or novel methods of manufacture, purchase, sale, management, or operation of said properties or business or accumulation or valuation of inventory will be made or instituted. Without the prior consent of Buyer, the Company will not encumber any of its assets or make any commitments relating to such assets, property, or business, except in the ordinary course of its business.

         4.5 Insurance. The Company will keep or cause to be kept in effect and undiminished the insurance now in effect on its various properties and assets, and will purchase such additional insurance, at Buyer's cost, as Buyer may request.


10 - STOCK PURCHASE AGREEMENT

         4.6 Employees. The Company will not grant to any employee any promotion, any increase in compensation, or any bonus or other award other than promotions, increases, or awards that are regularly scheduled in the ordinary course of business or contemplated on the date of this Agreement or that are, in the reasonable judgment of management of the Company, in the Company's best interest.

         4.7 No Violations. The Company will comply in all material respects with all statutes, laws, ordinances, rules, and regulations applicable to it in the ordinary course of business.

5.       COVENANTS OF THE COMPANY AND SELLER

         Each of the Company and Seller covenants and agrees with Buyer as follows:

         5.1 Satisfaction of Conditions. Each of Seller and the Company will use its or his reasonable best efforts to obtain as promptly as practicable the satisfaction of the conditions to Closing set forth in Section 7 and any necessary consents or waivers under or amendments to agreements by which the Company is bound.

         5.2 Notification. Until the Closing, each of Seller and the Company will promptly notify Buyer in writing if any of them becomes aware of (a) any fact or condition that causes or constitutes of breach of any of its or their representations or warranties under this Agreement as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty under this Agreement had such representation or warranty been made as of the time of occurrence of discovery of such fact or condition.

         5.3 Supplements to Schedules. From time to time prior to the Closing, Seller and the Company will promptly supplement or amend the Schedules with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in any Schedule and will promptly notify Buyer of any breach by either of them that either of them discovers of any representation, warranty, or covenant contained in this Agreement. No supplement or amendment of any Schedule made pursuant to this section will be deemed to cure any breach of any representation of or warranty made in this Agreement unless Buyer specifically agrees thereto in writing.

         5.4 Access to Business. Until the Closing or termination pursuant to
Section 14, Seller and the Company will afford Buyer full and free access to the Company, its properties, contracts, books and records, and all other documents and data at such times and places as the parties reasonably mutually agree. Buyer will perform its investigation in a manner that minimizes disruption of the business of the Company and its employees and representatives.

         5.5 No Solicitation. Until the Closing or termination pursuant to
Section 14, neither Seller nor the Company, nor any of their respective directors, officers, employees, or agents shall, directly or indirectly, encourage, solicit, initiate, or enter into any discussions or negotiations concerning any disposition of any of the capital stock or all or substantially all of the assets of the Company (other than pursuant to this Agreement), or any proposal therefor, or furnish or cause to be furnished any information concerning the Company to any party in connection with any transaction involving the acquisition of the capital stock or assets of the Company by any person other than Buyer. Seller or the Company will promptly inform Buyer of any inquiry (including the terms thereof and the person making such inquiry) received by any responsible officer or director of the Company or Seller after the date hereof and believed by such person to be a bona fide, serious inquiry relating to any such proposal.


11 - STOCK PURCHASE AGREEMENT

         5.6 Confidentiality. Until the Closing, or, in the event that this Agreement is otherwise terminated pursuant to Section 14, at all times from and after the date of this Agreement, Seller and the Company will and will cause its respective directors, officers, employees, agents, consultants, advisors, or other representatives, affiliates, stockholders, controlling persons and their successors and assigns ("Representatives") to maintain in confidence, and not use to the detriment of Buyer, or disclose to another party, any written, oral or other information obtained from Buyer and/or its Representatives in connection with this Agreement or the contemplated transactions. Confidential information subject to this section shall not include any information that the receiving party demonstrates (a) is generally available to the public other than as a result of a disclosure by the receiving party, (b) was made available to the receiving party from a source other than the disclosing party on a non-restricted and non-confidential basis, provided that the receiving party has no reason to believe that such source is bound by a restricted use or nondisclosure agreement with another party or is otherwise prohibited from using or disclosing such information by a contractual or fiduciary obligation, or (c) was independently developed by the receiving party without any use of the disclosing party's confidential information.

         5.7 Action After the Closing. Upon the reasonable request of Buyer or the Company after the Closing, Seller will take all action and will execute all documents and instruments necessary or desirable to consummate and give effect to the Purchase.

6.       COVENANTS OF BUYER

         6.1 Satisfaction of Conditions. Buyer will use its reasonable best efforts to cause the conditions set forth in Section 8 to be satisfied.

         6.2 Notification. Until the Closing, Buyer will promptly notify Seller and the Company in writing if it becomes aware of (a) any fact or condition that causes or constitutes of breach of any of its representations or warranties under this Agreement as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty under this Agreement had such representation or warranty been made as of the time of occurrence of discovery of such fact or condition.

         6.3 Confidentiality. Until the Closing, or, in the event that this Agreement is otherwise terminated pursuant to Section 14, at all times from and after the date of this Agreement, Buyer will and will cause its Representatives to maintain in confidence, and not use to the detriment of Seller or the Company, or disclose to another party, any written, oral or other information obtained from Seller, the Company and/or their respective Representatives in connection with this Agreement or the contemplated transactions. Confidential information subject to this section shall not include any information that the receiving party demonstrates (a) is generally available to the public other than as a result of a disclosure by the receiving party, (b) was made available to the receiving party from a source other than the disclosing party on a non-restricted and non-confidential basis, provided that the receiving party has no reason to believe that such source is bound by a restricted use or nondisclosure agreement with another party or is otherwise prohibited from using or disclosing such information by a contractual or fiduciary obligation, or (c) was independently developed by the receiving party without any use of the disclosing party's confidential information.

         6.4 Employment. Immediately following the Closing, Buyer will cause the Company to: (a) continue the employment agreements of Jeffery Carroll, John Patrick Boyle, Rick Soehnlein and Ed Tyll; and (b) offer employment for no less than one year on terms and conditions substantially similar to those in effect immediately prior to the Closing to (a) Adam Wilbur (who currently earns an annual base salary of $40,000 with additional potential performance bonus payments of up to $25,000), and (b) Steve

12 - STOCK PURCHASE AGREEMENT

Billings (who currently earns an annual base salary of $25,000 with additional potential bonus payments of up to $10,000). Except to the extent the Company entered into an employment agreement with such person, the employment of any such person shall be at will.

7.       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

         Each and every obligation of Buyer under this Agreement is subject to the satisfaction, at or before the Closing, of each of the following conditions:

         7.1 Representations and Warranties; Performance. Each of the representations and warranties made by Seller and the Company herein will be true and correct in all material respects as of the Closing with the same effect as though made at that time except for changes contemplated, permitted, or required by this Agreement; Seller and the Company will have performed and complied with all agreements, covenants, and conditions required by this Agreement to be performed and complied with by them prior to the Closing; and Buyer will have received, at the Closing, a certificate of the Company and Seller, signed by the President and the Chief Financial Officer of the Company and Seller, stating that each of the representations and warranties made by the Company herein is true and correct in all material respects as of the Closing except for changes contemplated, permitted, or required by this Agreement and that Seller and the Company have performed and complied with all agreements, covenants, and conditions required by this Agreement to be performed and complied with by them prior to the Closing.

         7.2 No Proceeding or Litigation. No action, suit, or proceeding before any court or any governmental or regulatory authority will have been commenced and be continuing, and no investigation by any governmental or regulatory authority will have been commenced and be continuing, and no action, investigation, suit, or proceeding will be threatened at the time of Closing, against Seller, the Company, or Buyer or any of their affiliates, associates, officers, or directors, seeking to restrain, prevent, or change the Purchase, questioning the validity or legality of the Purchase, or seeking damages in connection with the Purchase.

         7.3 Legal Opinion. Buyer will have received an opinion of legal counsel of Seller and the Company, in form and content and from counsel reasonably acceptable to Buyer and its legal counsel, to the effect that the Company's organization, existence, good standing, and authorized and issued stock are as stated herein, that this Agreement has been authorized, is enforceable, and is consistent with law and the agreements of the Company and Seller as stated herein, that, except as specified in the opinion, such counsel does not know of any litigation, claim, proceeding, or governmental investigation pending or threatened against the Company, or its properties, and any other matter reasonably requested by Buyer and its legal counsel.

         7.4 Material Change. From the date of this Agreement to the Closing, the Company shall not have suffered any material adverse change (whether or not such change is referred to or described in any supplement to any Schedule to this Agreement) in its business prospects, financial condition, working capital, assets, liabilities (absolute, accrued, contingent, or otherwise), or operations.

         7.5 Corporate Action. Seller will have furnished to Buyer:

                  7.5.1 The corporate charter and all amendments thereto and restatements thereof of the Company;

                  7.5.2 The current bylaws and minutes of all meetings and consents of shareholders and directors of the Company;


13 - STOCK PURCHASE AGREEMENT

                  7.5.3 Certificate(s) of qualification to do business of the Company;

                  7.5.4 All stock transaction records of the Company; and

                  7.5.5 A certificate of the Secretary or Assistant Secretary of the Company as to the accuracy, currency, and completeness of each of the above documents, the incumbency and signatures of officers of the Company, the absence of any amendment to the charter documents of the Company, and the absence of any proceeding for dissolution or liquidation of the Company.

         7.6 Consulting Agreement. Seller will have executed and delivered to Buyer a consulting agreement (the "Consulting Agreement") by and between Seller and the Company in a form mutually agreed to by the parties which will provide substantially as follows: (a) a three (3) year term; (b) Seller shall create, produce and distribute syndicated radio programs and services and affiliate radio stations for the Company and Buyer on an exclusive basis as an independent contractor, provided, that Seller may participate, either directly or indirectly, in a business that does not compete with Buyer's or the Company's business; (c) the Company shall pay to Seller base compensation equal to $16,666.67 per month ($200,000 on an annual basis), payable monthly, and the Company shall reimburse Seller for reasonable travel and business expenses; (d) Seller shall be available at least seven (7) hours per day and provide forty four (44) weeks of service on a calendar basis, of which forty (40) weeks of Seller's services shall be performed in Santa Cruz, California and four (4) additional weeks of Seller's services shall be performed at such other places to be determined in the sole discretion of the Seller; (e) Seller shall abide by noncompetition and nonsolicitation terms and covenants which are substantially similar to those set forth in Section 12; and (f) the Company may terminate the Consulting Agreement upon ninety (90) days' written notice, during such period the Company shall continue to pay Seller's base compensation.

         7.7 Audited Financial Statements.

                  7.7.1 The Company and Seller will have delivered to Buyer audited financial statements of the Company as of and for the years ended December 31, 1998, and December 31, 1999, which, if approved by Buyer in its sole discretion, shall be attached to this Agreement as Exhibit 7.9 (the "Audited Financial Statements"). The costs of preparing the Audited Financial Statements shall be borne by Buyer.

                  7.7.2 With respect to the Audited Financial Statements, Seller and the Company, jointly and severally, further represent and warrant at Closing as follows: (a) the Audited Financial Statements, including the related notes and schedules, have been prepared in conformity with generally accepted accounting principles consistently applied, are correct and complete in all material respects, and present fairly the financial position of the Company as of the dates of such statements and the results of operations, cash flows and changes in stockholder's equity of the Company for the periods covered by such statements; and (b) the Company has no liabilities (absolute, contingent, or otherwise), other than those incurred since December 31, 1999, in the ordinary course of business in arm's length transactions and consistent in nature and scope with past practice, which liabilities are not expected to have, in the aggregate, a material adverse effect on the businesses, financial condition, results of operations, or prospects of the Company. The Company's liabilities (absolute, contingent, or otherwise), including without limitation accounts payable, at Closing will not exceed $50,000 in the aggregate.

         7.8 Due Diligence. Buyer shall have completed its investigation of the Company's business and be satisfied with the results of such investigation.


14 - STOCK PURCHASE AGREEMENT

8.       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY AND SELLER

         Each and every obligation of Seller and the Company under this Agreement is subject to the satisfaction, at or before the Closing, of each of the following conditions:

         8.1 Representations and Warranties; Performance. Each of the representations and warranties made by Buyer herein will be true and correct in all material respects as of the Closing with the same effect as though made at that time except for changes contemplated, permitted, or required by this Agreement; Buyer will have performed and complied with all agreements, covenants, and conditions required by this Agreement to be performed and complied with by it prior to the Closing; and Seller will have received, at the Closing, a certificate of Buyer, signed by the President or Secretary of Buyer, stating that each of the representations and warranties made by Buyer herein is true and correct in all material respects as of the Closing except for changes contemplated, permitted, or required by this Agreement and that Buyer has performed and complied with all agreements, covenants, and conditions required by this Agreement to be performed and complied with by it prior to the Closing.

         8.2 No Proceeding or Litigation. No action, suit, or proceeding before any court or any governmental or regulatory authority will have been commenced and be continuing, and no investigation by any governmental or regulatory authority will have been commenced and be continuing, and no action, investigation, suit, or proceeding will be threatened at the time of Closing, against Seller, the Company, or Buyer or any of their affiliates, associates, officers, or directors, seeking to restrain, prevent, or change the Purchase, questioning the validity or legality of the Purchase, or seeking damages in connection with the Purchase.

         8.3 Corporate Action. Buyer will have furnished to Seller a copy, certified by the Secretary of an Assistant Secretary of Buyer, of the resolutions of Buyer authorizing the execution, delivery, and performance of this Agreement.

9.       CLOSING

         9.1 Time, Place, and Manner of Closing. The closing of the Purchase (the "Closing") will be held at the offices of Schwabe Williamson & Wyatt, P.C. in Portland, Oregon, or such other place as the parties may agree, on October 31, 2000 ("Closing Date"). At the Closing the parties to this Agreement will exchange certificates and other instruments and documents in order to determine whether the terms and conditions of this Agreement have been satisfied. Upon the determination of each party that its conditions to consummate the Purchase have been satisfied or waived, Seller shall deliver to Buyer the certificate(s) evidencing the Shares, duly endorsed for transfer, and Buyer shall deliver to Seller the cash amount referred to in Section 1.2, in a manner to be agreed upon by the parties. Upon the reasonable request of Buyer or the Company after the Closing, Seller will take all action and will execute all documents and instruments necessary or desirable to consummate and give effect to the Purchase.

         9.2 Consummation of Closing. All acts, deliveries, and confirmations comprising the Closing regardless of chronological sequence shall be deemed to occur contemporaneously and simultaneously upon the occurrence of the last act, delivery, or confirmation of the Closing and none of such acts, deliveries, or confirmations shall be effective unless and until the last of the same shall have occurred. The time of the Closing has been scheduled to correspond with the close of business at the principal office of the Company and, regardless of when the last act, delivery, or confirmation of the Closing shall take place, the transfer of the Shares shall be deemed to occur as of the close of business at the principal office of the Company on the date of the Closing.


15 - STOCK PURCHASE AGREEMENT

10.      INDEMNIFICATION; REMEDIES

         10.1 Survival. All representations, warranties, covenants, and obligations in this Agreement and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification or other remedy based on such representations, warranties, covenants, and obligations.

         10.2 Indemnification And Payment of Damages by Seller. Seller will indemnify and hold harmless Buyer, the Company, and their respective successors and assigns (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

         10.2.1 any breach of any representation or warranty made by Seller or Company in this Agreement or any other certificate or document delivered by Seller or Company pursuant to this Agreement

                  10.2.2 any breach by Seller or Company of any covenant or obligation of Seller or Company in this Agreement;

                  10.2.3 any claim by any person for services provided by the Company prior to the Closing where the Company has been compensated for the services prior to the Closing; or

                  10.2.4 any claim by any person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such person with Seller or the Company (or any person acting on their behalf) in connection with the Purchase.

         The remedies provided in this Section 10.2 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons.

         10.3 Indemnification And Payment of Damages by Buyer. Buyer will indemnify and hold harmless Seller, and will pay to Seller the amount of any Damages arising, directly or indirectly, from or in connection with:

                  10.3.1 any breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement;

                  10.3.2 any breach by Buyer of any covenant or obligation of Buyer in this Agreement; or

                  10.3.3 any claim by any person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such person with Buyer (or any person acting on its behalf) in connection with any of the Purchase.


16 - STOCK PURCHASE AGREEMENT

         10.4 Procedure for Indemnification--Third Party Claims.

                  10.4.1 Promptly after receipt by an indemnified party under Sections 10.2 or 10.3 of notice of the commencement of any action, suit or proceeding (each, a "Proceeding") against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

                  10.4.2 If any Proceeding referred to in Section 10.4.1 is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

                  10.4.3 Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

                  10.4.4 Seller consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agrees that process may be served on Seller with respect to such a claim anywhere in the world.


17 - STOCK PURCHASE AGREEMENT

         10.5 Procedure for Indemnification--Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

11.      Certain Tax Matters.

         11.1 Section 338(h)(10) Election. At Buyer's option, the Company and Seller will join with Buyer in making an election under Code ss.338(h)(10) of the Code (and any corresponding election under state, local, and foreign tax law) with respect to the purchase and sale of the stock of the Company (a "Section 338(h)(10) Election"). Seller will include any income, gain, loss, deduction, or other tax item resulting from the Section 338(h)(10) Election on his Tax Returns to the extent permitted by applicable law. Seller shall also pay any Tax imposed on the Company attributable to the making of the Section 338(h)(10) Election, including, but not limited to, (i) any Tax imposed under Code ss.1374, (ii) any tax imposed under Reg. ss.1.338(h)(10)-1(e)(5), or (iii) any state, local or foreign Tax imposed on the Company's gain, and Seller shall indemnify Buyer and the Company against any Damages arising out of any failure to pay any such Taxes.

         11.2 Allocation of Purchase Price. Buyer, the Company and Seller agree that the Purchase Price and the liabilities of the Company (plus other relevant items) will be allocated to the assets of the Company for all purposes (including Tax and financial accounting) as shown on Schedule 11.2. Buyer, the Company, and Seller will file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

         11.3 S Corporation Status. The Company and Seller will not revoke the Company's election to be taxed as an S corporation within the meaning of Code ss.ss.1361 and 1362. The Company and Seller will not take or allow any action other than the sale of the Company's stock pursuant to this Agreement that would result in the termination of the Company's status as a validly electing S corporation within the meaning of Code ss.ss.1361 and 1362.

         11.4 Tax Periods Ending on or before the Closing Date.

                  11.4.1 Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Buyer shall permit Sellers to review and comment on each such Tax Return described in the preceding sentence prior to filing. To the extent permitted by applicable law, Seller shall include any income, gain, loss, deduction or other tax items for such periods on its Tax Returns in a manner consistent with the Schedule K-1s furnished by the Company to Seller for such periods. Seller shall reimburse Buyer for any Taxes of the Company with respect to such periods within fifteen
(15) days after payment by Buyer or the Company of such Taxes to the extent such Taxes are not reflected in the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet.

         11.5 Cooperation on Tax Matters.

                  11.5.1 Buyer, the Company and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material

18 - STOCK PURCHASE AGREEMENT
provided hereunder. The Company and Seller agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or Seller, as the case may be, shall allow the other party to take possession of such books and records.

                  11.5.2 Buyer and Seller further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

         11.6 Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

         11.7 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any corporate-level gains tax triggered by the sale of the Company stock and any similar tax imposed in other states or subdivisions), shall be paid by Seller when due, and Seller will, at his own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

12.      NONCOMPETITION; NONSOLICITATION

         12.1 Noncompetition and Nonsolicitation. To the fullest extent allowed by applicable law, for the period commencing on the date of Closing and ending on the date of termination of the Consulting Agreement, Seller covenants and agrees as follows:

                  12.1.1 Seller shall not directly or indirectly engage, within the United States of America, Canada or Mexico, in the business of creating, producing, and distributing syndicated radio programs and services and affiliating radio stations (the "Company Business") or in any other business that competes with a business conducted by the Company or Buyer. For purposes of this Section, Seller shall be deemed to be indirectly engaged in a business if Seller owns an interest in or participates in the management, operation, or control (except as a shareholder of publicly traded common stock) of any sole proprietorship, partnership, limited liability company, corporation, trust, association, or other form of entity or association (individually, an "Enterprise") that is engaged in a business covered by this Section.

                  12.1.2 Seller shall not directly or indirectly, for the benefit of Seller or any other person or Enterprise, (a) solicit any business whatsoever from any customer, supplier, vendor or contractor of the Company or Buyer, (b) induce or cause any customer to cease purchasing any service or product from the Company or Buyer or to terminate or change such customer's business relationship with the Company or Buyer in any manner, or (c) induce or cause any supplier, vendor or contractor to cease providing or selling any service or product to the Company or Buyer or to terminate or change such supplier's business relationship with the Company or Buyer in any manner. The foregoing customers, suppliers, vendors and contractors shall include all prospective customers, suppliers, vendors and contractors with whom Seller,

19 - STOCK PURCHASE AGREEMENT
the Company or Buyer solicited business or entered into a business relationship within the 24 months immediately preceding the date of this Agreement.

                  12.1.3 Seller shall not directly or indirectly, for the benefit of Seller or any other person or Enterprise, (a) induce or solicit any person who is then employed by the Company or Buyer or has been employed by the Company or Buyer at any time during the one-year period preceding such inducement or solicitation, to leave his or her employment or other position with the Company or Buyer or to accept any other employment or position or (b) otherwise assist any person or Enterprise in hiring or otherwise engaging such person.

         12.2 Reasonableness of Restrictions. Seller acknowledges that the covenants set forth in this Agreement (i) do not impose unreasonable restrictions or work a hardship on Seller, (ii) are essential to the willingness of Buyer to enter into the Agreement, (iii) are necessary and fundamental to the protection of the business conducted by the Company, and (iv) are reasonable as to scope, duration, and territory.

         12.3 Injunction. Seller agrees that it may be difficult to measure damage to the Company and Buyer from any breach by Seller of this section of the Agreement and that monetary damages may be an inadequate remedy for any such breach. Accordingly, Seller agrees that if Seller shall breach or take steps preliminary to breaching any provision of this section of the Agreement, Buyer or the Company shall be entitled, in addition to all other remedies it or they may have at law or in equity, to a restraining order, temporary and permanent injunctive relief, specific performance, or other appropriate equitable relief, without showing or proving that any actual damage has been sustained by the Company.

13.      RELEASE

         When and if the Closing occurs, at the Closing, Seller, on behalf of himself and each of his agents, consultants, advisors and other representatives and their successors and assigns (the "Related Persons") releases and forever discharges Buyer, the Company, and each of their respective individual, joint or mutual, past, present and future directors, officers, employees, agents, consultants, advisors, or other representatives, affiliates, stockholders, controlling persons and their successors and assigns (the "Releasees") from any and all claims, demands, actions, suits, proceedings, causes of action, orders, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which Seller or any Related Person now has, have ever had or may hereafter have against the respective Releasees arising contemporaneously with or prior to the Closing or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing, including, but not limited to, any rights to indemnification or reimbursement from the Company, whether pursuant to their respective charter documents, contract or otherwise and whether or not relating to claims pending on, or asserted after, the Closing; provided, however, that nothing contained herein shall operate to release (a) any obligations of Buyer arising under the Agreement or the Consulting Agreement; or (b) any intentional or fraudulent act of any Related Persons unknown to Seller at Closing.

         Seller irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee, based upon any matter purported to be released hereby.

         Without in any way limiting any of the rights and remedies otherwise available to any Releasee, Seller shall indemnify and hold harmless each Releasee from and against all loss, liability, claim, damage (including incidental and consequential damages) or expense (including costs of investigation and defense and reasonable attorney's fees) whether or not involving third party claims, arising directly or indirectly from or in connection with (i) the assertion by or on behalf of Seller or any of his Related Persons of any

20 - STOCK PURCHASE AGREEMENT
claim or other matter purported to be released pursuant to this Release and (ii) the assertion by any third party of any claim or demand against any Releasee which claim or demand arises directly or indirectly from, or in connection with, any assertion by or on behalf of Seller or any of his Related Persons against such third party of any claims or other matters purported to be released pursuant to this Release.

14.      TERMINATION

         14.1 Termination of Agreement. Buyer and Seller may terminate this Agreement as provided below:

                  14.1.1 Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

                  14.1.2 Buyer may terminate this Agreement by giving written notice to Seller on or before the 20th day following the date of this Agreement if Buyer is not reasonably satisfied with the results of its continuing business, legal, environmental, and accounting due diligence regarding the Company;

                  14.1.3 Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (a) in the event any of Seller or the Company has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Seller and the Company of the breach, and the breach has continued without cure for a period of 20 days after the notice of breach or (b) if the Closing shall not have occurred on or before October 31, 2000, by reason of the failure of any condition under Section 7 (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

                  14.1.4 Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (a) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of 20 days after the notice of breach or (b) if the Closing shall not have occurred on or before October 31, 2000, by reason of the failure of any condition under Section 8 (unless the failure results primarily from Seller or the Company breaching any representation, warranty, or covenant contained in this Agreement).

14.2 Effect of Termination. If any party terminates this Agreement pursuant to
Section 14.1 above, all rights and obligations of the parties shall terminate without any liability of any party to any other party (except for any liability of any party then in breach).

15.      MISCELLANEOUS

         15.1 Binding Effect. This Agreement shall be binding on and inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns.

         15.2 Assignment. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement shall be assigned by any party without the prior written consent of the other parties, except that Buyer may assign its rights and delegate its duties to one or more affiliates of Buyer.

         15.3 No Third-Party Beneficiaries. Except as expressly provided in this Agreement, nothing in this Agreement, express or implied, is intended or shall be construed to confer on any person, other than the parties to this Agreement, any right, remedy, or claim under or with respect to this Agreement.

21 - STOCK PURCHASE AGREEMENT

         15.4 Notices. All notices and other communications under this Agreement must be in writing and shall be deemed to have been given if delivered personally, sent by facsimile (with confirmation), mailed by certified mail, or delivered by an overnight delivery service (with confirmation) to the parties to the following addresses or facsimile numbers (or at such other address or facsimile number as a party may designate by like notice to the other parties):

              If to Buyer:              NBG Radio Network
                                        The Cascade Building
                                        520 SW Sixth Avenue
                                        Portland, Oregon  97204
                                        Facsimile: (503) 802-4625
                                        Attention:  JJ Brumfield

              With a copy to:           Schwabe Williamson & Wyatt, P.C.
                                        1211 SW Fifth Avenue
                                        Suite 1800, Pacwest Center
                                        Portland, Oregon  97204
                                        Facsimile:  (503) 796-2900
                                        Attention:  Carmen M. Calzacorta


              If to the Company:        Glenn Fisher Entertainment Corporation
                                        406 C Mission
                                        Santa Cruz, CA 95060
                                        Facsimile: (831) 420-1419
                                        Attention: Glenn Fisher

              If to Seller:             Glenn Fisher
                                        406C Mission Street
                                        Santa Cruz, CA 95060
                                        Facsimile: (831) 420-1419

              With a copy to:           Jack L. Van Horne III
                                        65 North Dean St
                                        Englewood, N.J. 07631
                                        Facsimile: (201) 568-1348


         Any notice or other communication shall be deemed to be given (a) on the date of personal delivery, (b) at the expiration of the third day after the date of deposit in the United States mail, or (c) on the date of confirmed delivery by facsimile or overnight delivery service.

         15.5 Amendments. This Agreement may be amended only by an instrument in writing executed by all the parties.

         15.6 Construction. The captions used in this Agreement are provided for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. All references in this Agreement to "Section" or "Sections" without additional identification refer to the Section or Sections of this Agreement. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Whenever the words "include" or "including" are used in this

22 - STOCK PURCHASE AGREEMENT

Agreement, they shall be deemed to be followed by the words "without limitation." References to any person shall include the successors and assigns of such person.

         15.7 Counterparts. This Agreement may be executed in counterparts, each of which will be considered an original and all of which together will constitute one and the same agreement.

         15.8 Facsimile Signatures. Facsimile transmission of any signed original document, and retransmission of any signed facsimile transmission, shall be the same as delivery of an original. At the request of either party, the parties shall confirm facsimile transmitted signatures by signing an original document.

         15.9 Further Assurances. Each party agrees (a) to execute and deliver such other documents and (b) to do and perform such other acts and things, as any other party may reasonably request, in order to carry out the intent and accomplish the purposes of this Agreement.

         15.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon, without regard to conflict-of-laws principles.

         15.11 Attorney Fees. If any arbitration, suit, or action (including any proceeding brought under the United States Bankruptcy Code) is instituted to interpret or enforce the provisions of this Agreement, to rescind this Agreement, or otherwise with respect to the subject matter of this Agreement, the party prevailing on an issue shall be entitled to recover with respect to such issue, in addition to costs, reasonable attorney fees and other legal expenses incurred in preparation or in prosecution or defense of such arbitration, suit, or action as determined by the arbitrator or trial court, and if any appeal is taken from such decision, reasonable attorney fees as determined on appeal.

         15.12 Severability. If any provision of this Agreement shall be invalid or unenforceable in any respect for any reason, the validity and enforceability of any such provision in any other respect and of the remaining provisions of this Agreement shall not be in any way impaired.

         15.13 Entire Agreement. This Agreement (including the agreements, documents and instruments referred to in this Agreement) constitutes the entire agreement and understanding of the parties with respect to the subject matter of this Agreement and supersedes all prior understandings and agreements, whether written or oral, among the parties with respect to such subject matter.

         15.14 Fees and Expenses. Each party will be responsible for, and will pay, all of its own fees and expenses, including those of its counsel and accountants, incurred in the negotiation, preparation and consummation of this Agreement and the Purchase.

         15.15 Public Disclosure or Communication. Prior to Closing, the parties shall agree on the form and content of any press release or other public disclosure regarding the transaction contemplated by this Agreement and the Purchase, except as may be required by law (including the Securities Exchange Act of 1934, as amended). Prior to Closing, Buyer will not, and will not permit its representatives to communicate with parties to Contracts with Company or employees of Company with respect to the contemplated transactions without the prior written consent of Company.

         15.16 Arbitration. Except for Section 12, any controversy or claim arising out of or relating to this Agreement, including, without limitation, the making, performance, or interpretation of this Agreement, shall be settled by arbitration. Unless otherwise agreed, the arbitration shall be conducted in Portland, Oregon and administered by the Arbitration Service of Portland in accordance with its then-current commercial arbitration rules. Unless otherwise agreed, the arbitration shall be held before a single

23 - STOCK PURCHASE AGREEMENT
arbitrator. The arbitrator shall be chosen from a panel of attorneys knowledgeable in the field of business law. If the arbitration is commenced, the parties agree to permit discovery proceedings of the type provided by the Federal Rules of Civil Procedure both in advance of, and during recesses of, the arbitration hearings. The parties agree that the arbitrator shall have no jurisdiction to consider evidence with respect to or render an award or judgment for punitive damages (or any other amount awarded for the purpose of imposing a penalty). The parties agree that all facts and other information relating to any arbitration arising under this Agreement shall be kept confidential to the fullest extent permitted by law. Any party may apply to any court of competent jurisdiction for a judgment or decree enforcing the arbitral award. The parties will advance jointly the arbitrators' fees and costs of arbitration. The arbitrators shall award fees as specified in Section 15.11 and may, in the arbitrators' discretion, award the prevailing party reimbursement for its share of the arbitral fees and costs advanced. Any party may, without inconsistency with this Agreement, seek from a court any interim or provisional relief that may be necessary to protect the rights or property of that party pending the selection of the arbitrators (or pending the arbitrators' determination of the merits of the controversy or claim).

         15.17 Waiver. Buyer and Seller by written notice to the other, may (a) extend the time for performance of any of the obligations or other actions of the other under this Agreement, (b) waive any inaccuracies in the representations or warranties of the other in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any of the conditions or covenants of the other in this Agreement, or (d) waive or modify performance of any of the obligations of the other under this Agreement; however, no party may, without the consent of the other, make or grant such extension of time, waiver of inaccuracies or compliance, or waiver or modification of performance with respect to its own obligations, representations, warranties, conditions, or covenants. Except as provided in the preceding sentence, no action taken pursuant to this Agreement shall be deemed a waiver of compliance with any representations, warranties, covenants or agreements in this Agreement and shall not operate or be construed as a waiver of any subsequent breach.

         15.18 Time of Essence. Time is of the essence with respect to all dates and time periods set forth or referred to in this Agreement.

         15.19 Bulk Transfer Waiver. The parties agree that Buyer, Company and Seller shall not comply with any bulk sales statute, and Seller agrees to indemnify and hold Buyer harmless from any and all claims, liabilities, damages, losses, costs and expenses, including, but not limited to, attorneys' fees and costs incurred in any settlement, action, proceeding or appeal, arising out of any claims (excepting, however, claims made with respect to those obligations and liabilities which Buyer has assumed and agreed to pay) which may be made against Buyer or the assets under any such statute.

                            [Signature Page Follows]







24 - STOCK PURCHASE AGREEMENT

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

BUYER:                                  THE COMPANY:

NBG RADIO NETWORK, INC.                 GLENN FISHER ENTERTAINMENT CORPORATION



By:      JOHN A. HOLMES                 By:      GLENN FISHER
       ---------------------------            ---------------------------
Name:    John A. Holmes                 Name:    Glenn Fisher
       ---------------------------            ---------------------------
Title:   President                      Title:   President
       ---------------------------            ---------------------------


                                        SELLER:


                                                 GLENN FISHER
                                        ----------------------------------
                                        Glenn Fisher, individually
















25 - STOCK PURCHASE AGREEMENT

                                    Schedules

2.3      Subsidiaries

2.6      Financial Statements

2.7      Undisclosed Liabilities

2.8      Absence of Certain Conditions

2.11     Tax Matters

2.14     Insurance

2.19     Contracts and Commitments

2.20     Personal Property

2.21     Real Property

2.22     Personnel

2.23     Patents, Trademarks, Trade Names, etc

2.24     Environment, Health, and Safety Matters

3.4      Governmental Authorities

11.2     Purchase Price Allocation

                                    Exhibits

7.9      Audited Financial Statements










26 - STOCK PURCHASE AGREEMENT

                   FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT

         THIS FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT (this "Amendment") is entered into as of October 25, 2000, by and among NBG Radio Network, Inc., a Nevada corporation ("Buyer"), Glenn Fisher Entertainment Corporation, a California corporation (the "Company"), and Glenn Fisher, a California resident ("Seller").

                                    Recitals

         The parties entered into a Stock Purchase Agreement (the "Purchase Agreement") dated October 6, 2000, pursuant to which Buyer agreed to purchase, and Seller agreed to sell, all of the issued and outstanding capital stock of the Company. The parties desire to amend certain terms and conditions of the Purchase Agreement by this Amendment.

         Accordingly, the parties agree as follows:

                                    Agreement

1. All capitalized terms used in this Amendment without definition shall have the respective meanings set forth in the Purchase Agreement.

2. Section 1.2 of the Purchase Agreement shall be deleted in its entirety and replaced with the following:

         Buyer will pay to Seller for the Shares in immediately available funds
         (a) at Closing, the sum of FIVE MILLION DOLLARS AND NO/100 ($5,000,000.00) and (b) upon the filing of any amended Tax Returns (as defined in Section 2.11.1) described in Section 5.8, an amount equal to any additional Taxes (as defined in Section 2.11.2) and Tax assessments, deficiencies or penalties and interest thereon with respect to any such amended Tax Returns, which shall not exceed in the aggregate FOUR HUNDRED THOUSAND DOLLARS AND NO/100 ($400,000.00) ((a) and (b) are the "Purchase Price").

3. The following provision shall be included immediately after the heading, "Tax Matters," in Section 2.11 of the Purchase Agreement:

         Except as described in Schedule 2.11, which, if approved by Buyer in its sole discretion, shall be attached to this Agreement at the
         Closing:

4. The following provision shall be included as Section 5.8 of the Purchase Agreement:

         Amended Tax Returns. Upon the request of Buyer or the Company after the Closing but in no event later than December 31, 2000, Seller shall take all action necessary or desirable to execute and file amended Tax Returns (and all related documents and instruments) of the Company and Seller to be filed for the taxable periods ended on 1998 and 1999 to reflect any corrections or amendments to such Tax Returns. Any amended Tax Returns shall be consistent with the Audited Financial Statements (as defined in Section 7.7) and shall be subject to Buyer's review prior to filing. The parties acknowledge and agree that, subject to
         Section 2(b), Seller shall remain solely liable for any Tax Returns, Taxes and Tax assessments, deficiencies or penalties and interest thereon owed or owing by Seller or the Company prior to the Closing, including for the

1 - FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT taxable periods ended on 1997, 1998 and 1999 and ending on 2000 (subject to partial year adjustments to reflect the Purchase).

5. The first sentence of Section 9.1 of the Purchase Agreement shall be deleted in its entirety and replaced with the following:

         The closing of the Purchase (the "Closing") will be held at the offices of Schwabe Williamson & Wyatt, P.C. in Portland, Oregon, or such other place as the parties may agree, on November 15, 2000 ("Closing Date"). At the Closing the parties to this Agreement will exchange certificates and other instruments and documents in order to determine whether the terms and conditions of this Agreement have been satisfied. Upon the determination of each party that its conditions to consummate the Purchase have been satisfied or waived, Seller shall deliver to Buyer the certificate(s) evidencing the Shares, duly endorsed for transfer, and Buyer shall deliver to Seller the cash amount referred to in
         Section 1.2(a), in a manner to be agreed upon by the parties. Upon the reasonable request of Buyer or the Company after the Closing, Seller will take all action and will execute all documents and instruments necessary or desirable to consummate and give effect to the Purchase.

6. Section 14.1.2 of the Purchase Agreement shall be deleted in its entirety and replaced with the following:

         Buyer may terminate this Agreement by giving written notice to Seller on or before the 35th day following the date of this Agreement if Buyer is not reasonably satisfied with the results of its continuing business, legal, environmental, and accounting due diligence regarding the Company.

7. Section 14.1.3 of the Purchase Agreement shall be deleted in its entirety and replaced with the following:

         Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (a) in the event any of Seller or the Company has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Seller and the Company of the breach, and the breach has continued without cure for a period of 20 days after the notice of breach or (b) if the Closing shall not have occurred on or before November 15, 2000, by reason of the failure of any condition under Section 7 (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement).

8. Section 14.1.3 of the Purchase Agreement shall be deleted in its entirety and replaced with the following:

         Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (a) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of 20 days after the notice of breach or (b) if the Closing shall not have occurred on or before November 15, 2000, by reason of the failure of any condition under Section 8 (unless the failure results primarily from Seller or the Company breaching any representation, warranty, or covenant contained in this Agreement).


2 - FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT

9. Seller's willingness to re-file amended tax returns, as provided for in this Amendment, shall not in any way be considered a breach of any material representation by Seller or the Company, nor the basis for Buyer to terminate the Purchase Agreement.

10. Except as expressly provided in this Amendment, all other terms and conditions of the Purchase Agreement shall remain in full force and effect.

11. This Amendment may be executed in counterparts, each of which will be considered an original and all of which together will constitute one and the same agreement. Facsimile transmission of any signed original document, and retransmission of any signed facsimile transmission, shall be the same as delivery of an original. At the request of either party, the parties shall confirm facsimile transmitted signatures by signing an original document.

                            [Signature Page Follows]






























3 - FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT

         IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

BUYER:                                  THE COMPANY:

NBG RADIO NETWORK, INC.                 GLENN FISHER ENTERTAINMENT CORPORATION



By:      JOHN A. HOLMES                 By:      GLENN FISHER
       ---------------------------            ---------------------------
Name:    John A. Holmes                 Name:    Glenn Fisher
       ---------------------------            ---------------------------
Title:   President                      Title:   President
       ---------------------------            ---------------------------


                                        SELLER:


                                                 GLENN FISHER
                                        ----------------------------------
                                        Glenn Fisher, individually
























4 - FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT

                   SIXTH AMENDMENT TO STOCK PURCHASE AGREEMENT

         THIS SIXTH AMENDMENT TO STOCK PURCHASE AGREEMENT (this "Amendment") is entered into effective as of June 29, 2001, by and among NBG Radio Network, Inc., a Nevada corporation ("Buyer"), Glenn Fisher Entertainment Corporation, a California corporation (the "Company"), and Glenn Fisher, a California resident ("Seller").

                                    Recitals

         The parties entered into a Stock Purchase Agreement dated October 6, 2000, as amended by the First Amendment to Stock Purchase Agreement dated October 25, 2000, Letter Agreement executed February 14, 2001, Letter Agreement executed March 20, 2001, the Second Amendment to Stock Purchase Agreement dated March 30, 2001, the Third Amendment to Stock Purchase Agreement dated May 23, 2001, the Fourth Amendment to the Stock Purchase Agreement dated June 15, 2001, and the Fifth Amendment to the Stock Purchase Agreement dated June 22, 2001 (the "Purchase Agreement"), pursuant to which Buyer agreed to purchase, and Seller agreed to sell, all of the issued and outstanding capital stock of the Company. The parties desire to amend certain terms and conditions of the Purchase Agreement by this Amendment.

         Accordingly, the parties agree as follows:

                                    Agreement

1. Definitions. All capitalized terms used in this Amendment without definition will have the respective meanings set forth in the Purchase Agreement.

2. Enforceability. The Purchase Agreement, together with this Amendment, constitutes the legal, valid and binding obligation of Buyer, on the one hand, and the Company and Seller, on the other hand, enforceable against the other party in accordance with its terms except as the enforceability thereof may be limited by the application of bankruptcy, insolvency, moratorium, or similar laws affecting the rights of creditors generally or judicial limits on the right of specific performance.

3.       Third-Party Consents.

         3.1 Obligation to Obtain Consents.

                  3.1.1 Immediately after the Closing, Seller will use its best efforts to obtain a written consent from each of the parties to the agreements (the "Subject Agreements") identified in the attached Exhibit A. Buyer and the Company will cooperate with and assist Seller in obtaining the consents. Each consent will be substantially in the form attached as Exhibit B; provided, however, Seller, the Company and the parties to the consents may modify the form and substance of the consents upon the prior written approval of Buyer, which will not be unreasonably withheld (after consultation with any lender providing Buyer with any financing it needs in order to consummate the transactions contemplated by the Purchase Agreement).

                  3.1.2 With respect to the consents to be obtained in connection with the Radio Syndication Agreement (the "Wireless Flash Agreement") dated January 2, 1999, between Wireless Flash News, Inc. (as successor to Patrick M. Glynn) and the Company, and the Syndication Agreement (the "Bo Reynolds Agreement") dated August 8, 2000, among DP Radio Networks, Inc., Patrick DuBord and the Company, in the event that Seller is unable to obtain a written consent from each of the parties to such Subject Agreements in accordance with Section 3.1.1, Seller will use its best efforts to obtain a


1 - SIXTH AMENDMENT TO STOCK PURCHASE AGREEMENT modified consent from each of the parties to those Subject Agreements. The modified consents will be in form and substance acceptable to Buyer, which will not be unreasonably withheld (after consultation with any lender providing Buyer with any financing it needs in order to consummate the transactions contemplated by the Purchase Agreement), and the payment provision of the consents related to the Wireless Flash Agreement and the Bo Reynolds Agreement will be modified to provide substantially that the parties to the Subject Agreement agree that notwithstanding anything to the contrary in the Subject Agreement relating to payment of revenues received by Company in connection with the airing of national commercials by affiliates of the Services (as defined in the Wireless Flash Agreement) or the Show (as defined in the Bo Reynolds Agreement), as the case may be, and notwithstanding anything to the contrary in any sales representation agreement between Buyer and Company, the net revenues to which the host is entitled under the Subject Agreement will be determined as follows:
75% of the aggregate revenue received by Buyer (after deducting a 15% agency commission) for subsequent resales or reassignments of advertising inventory on the Services or the Show, as the case may be, during its broadcast will be paid by Buyer to Company and the percentage of the amount of revenue ultimately received by Company will be paid to the host in accordance with the revenue sharing provisions set forth in the Subject Agreement. For example, if Buyer receives $1,000,000 for subsequent resales or reassignments of advertising inventory on the Show, (i) $150,000 will be paid by Buyer as agency commission,
(ii) Buyer will retain $212,500 as a sales representation commission, (iii) $637,500 will be paid to the Company to be shared with the host in accordance with the Subject Agreement, and (iv) assuming that the host is entitled to 50% of all revenue received by the Company under the Subject Agreement, $318,750 will be paid to the host.

         3.2 Consideration for Consents. Buyer will make available 50,000 shares of the capital stock of Buyer for Seller to use exclusively in obtaining the consents described in Section 3.1. Without limiting the generality of the foregoing, Seller may use the securities as consideration to be offered in exchange for the consent of any third party who is a party to any of the Subject Agreements; provided, however, (i) no securities may be kept by Seller or used for Seller's personal benefit, and (ii) no securities will be issued, and Buyer will be under no obligation to issue any securities, (A) until the prospective holder has executed and delivered to Buyer investment purchase documents containing representations and warranties by such holder, restrictions on transfer of the securities, a market stand-off provision, a bring-along provision, substantially similar terms and conditions imposed upon other shareholders of Buyer who have acquired securities in a private offering and such other terms and conditions as Buyer may reasonably require or (B) if such issuance of securities would violate applicable securities or other laws.

4.       Additional Indemnification.

         4.1 Indemnification and Payment of Damages by Seller. In addition to the indemnification obligations of Seller to the Indemnified Persons set forth in Section 10.2 of the Purchase Agreement, Seller will indemnify and hold harmless the Indemnified Persons for, and will pay to the Indemnified Persons, up to $3,000,000 (subject to downward adjustment as provided below) of Consent Damages (as defined below). For purposes of this Amendment, "Consent Damages" means Damages arising directly from or in connection with claims by any party (other than the Company or Seller) to any Subject Agreement for compensation, commissions or similar payments under such Subject Agreement based upon any percentage of revenue, profit or other amounts received by a party other than the Company (including Buyer or other advertisers, sales representatives or distributors) for (i) subsequent resales or reassignments of advertising inventory broadcasted during any program subject to such Subject Agreement by a party acquiring such rights from the Company, or (ii) subsequent syndication or commercialization of any program subject to such Subject Agreement by a party acquiring such rights from the Company. Notwithstanding anything to the contrary in the Purchase Agreement, Consent Damages will not include in any event the costs of investigation or defense or attorneys' fees. It is the

2 - SIXTH AMENDMENT TO STOCK PURCHASE AGREEMENT intention of the parties that Buyer bear all costs of investigation and defense and attorneys' fees incurred in any Proceeding relating to the indemnification obligations set forth in this Section 4.1.

         For example, assuming that no consents are received, in the event that
(i) a Subject Agreement provides that the owner of the rights of a program is entitled to 40% of gross revenues received by the Company from airing of national commercials on the program during its broadcast, (ii) the Company resells its syndication rights to Buyer in exchange for $1,000,000, (iii) Buyer ultimately receives $2,000,000 for subsequent resales or reassignments of the advertising inventory, and (iv) the owner of the rights of the program under the Subject Agreement makes a claim for compensation under the Subject Agreement in an amount of $800,000 (rather than $400,000) and Buyer incurs Consent Damages in such amount, then Seller will indemnify, hold harmless and pay to Buyer the amount of $400,000.

         Further, for example, assuming that no consents are received, in the event that (i) a Subject Agreement provides that an employee of the Company is entitled to 40% of the net profits from revenues actually received by the Company for the program, (ii) the Company resells its syndication rights to Buyer in exchange for $1,000,000 and the Company earns a profit of $500,000 on the $1,000,000 sale to Buyer, (iii) Buyer ultimately receives $2,000,000 for subsequent syndication or commercialization and earns a profit of $1,000,000, and (iv) the employee makes a claim for compensation under the Subject Agreement in an amount of $400,000 (rather than $200,000) and Buyer incurs Consent Damages in such amount, then Seller will indemnify, hold harmless and pay to Buyer the amount of $200,000.

         4.2 Release of Indemnification Obligations Related to Consent Damages. From time to time, as Buyer receives any fully executed consent from the parties to any Subject Agreement, the aggregate amount of the indemnification obligation of Seller will be reduced in the amounts set forth in Exhibit A and Seller will have no further indemnification obligation under Section 4.1 of this Amendment with respect to such Subject Agreement. For example, if Buyer first receives a fully executed consent from AB Productions, Inc., Al Bandiero, and the Company for the program "Jammin' Party," Seller's aggregate indemnification obligation will be reduced from $3,000,000 to $2,400,000.

         4.3 Procedure for Indemnification of Consent Damages.

4.3.1 Promptly after receipt by an Indemnified Person under Section 4.1 of notice of the commencement of any Proceeding against it, the Indemnified Person will, if a claim is to be made against Seller under such Section 4.1, give notice to Seller of the commencement of such claim.

4.3.2 If any Proceeding referred to in Section 4.3.1 is brought against an Indemnified Person, the Indemnified Person will have the exclusive right and obligation to defend, compromise, or settle the Proceeding with counsel reasonably acceptable to Seller. Seller will provide reasonable assistance to the Indemnified Person in any such Proceeding. Seller will be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Persons only if, as the case may be, (i) the Indemnified Person is the prevailing party in the Proceeding or (ii) all claims in the Proceeding are compromised or settled with the consent of Seller (which may not be unreasonably withheld). Seller will not be bound by any determination made in such Proceeding or any compromise or settlement effected by the Indemnified Persons if, as the case may be, (I) the Indemnified Person is not the prevailing party in the Proceeding or (II) all claims in the Proceeding are compromised or settled without the consent of Seller and Seller has rightfully withheld its consent.

4.4 Interpretation. Except as expressly set forth in this Section 4, all indemnification claims and obligations of the parties will be will be subject to the terms and conditions set forth in Section 10 of the Purchase Agreement.


3 - SIXTH AMENDMENT TO STOCK PURCHASE AGREEMENT

5. Collateral Assignment. Pursuant to Section 15.2 of the Purchase Agreement, Seller consents to any collateral assignment made at any time of Buyer's rights under the Purchase Agreement (including Buyer's rights to indemnification) to any lender providing Buyer with any financing it needs in order to consummate the transactions contemplated by the Purchase Agreement.

6.       Termination; Survival. Seller's indemnification obligations under
Section 4 of this Amendment will terminate on the third anniversary of Closing. All other representations, warranties, covenants, and obligations in this Amendment and the Purchase Agreement will survive the Closing in accordance with
Section 10.1 of the Purchase Agreement. Except as expressly provided in this Amendment, all other terms and conditions of the Purchase Agreement will remain in full force and effect.

7. Counterpart Signatures. This Amendment may be executed in counterparts, each of which will be considered an original and all of which together will constitute one and the same agreement. Facsimile transmission of any signed original document, and retransmission of any signed facsimile transmission, will be the same as delivery of an original. At the request of either party, the parties will confirm facsimile transmitted signatures by signing an original document.

                            [Signature Page Follows]

























4 - SIXTH AMENDMENT TO STOCK PURCHASE AGREEMENT

         IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

BUYER:                                  THE COMPANY:

NBG RADIO NETWORK, INC.                 GLENN FISHER ENTERTAINMENT CORPORATION



By:    JOHN A. HOLMES                   By:   GLENN FISHER
       ---------------------------            ---------------------------
       John A. Holmes III, President          Glenn Fisher, President
       ---------------------------            ---------------------------


                                        SELLER:


                                        GLENN FISHER
                                        ----------------------------------
                                        Glenn Fisher, individually






























5 - SIXTH AMENDMENT TO STOCK PURCHASE AGREEMENT

                                    EXHIBIT A

--------------------------------------------------------------------------------- ----------------------------
Subject Agreement                                                                 Indemnification Obligation
                                                                                  Reduction After Receipt of
                                                                                  Consent
--------------------------------------------------------------------------------- ----------------------------
Agreement dated August 22, 2000, between Bruce DuMont (d/b/a                      $300,000
JenniBe Productions) and the Company for the program "Beyond the Beltway"
--------------------------------------------------------------------------------- ----------------------------
Radio Syndication Agreement dated September 1, 1999, among Dance Trax, Inc.,      $125,000
Billy Burke and the Company for the program "Victory"
--------------------------------------------------------------------------------- ----------------------------
Radio Syndication Agreement dated February 7, 1999, among AB Productions, Inc.,   $600,000
Al Bandiero, and the Company for the program "Jammin' Party"
--------------------------------------------------------------------------------- ----------------------------
Radio Syndication Agreement dated January 2, 1999, between Wireless Flash News,   $350,000
Inc. (as successor to Patrick M. Glynn) and the Company for the program
"Wireless Flash News Service"
--------------------------------------------------------------------------------- ----------------------------
Agreement dated November 7, 1996, between Multiverse Networks,                    $300,000
LLC and the Company for the program "The Wake-Up Show with Sway and King Tech"
--------------------------------------------------------------------------------- ----------------------------
Syndication Agreement dated August 8, 2000, among DP Radio Networks, Inc.,        $125,000
Patrick DuBord and the Company for the program "The Bo Reynolds Show" (f/k/a
"Country Jukebox")
--------------------------------------------------------------------------------- ----------------------------
Employment Agreement dated October 12, 1999, between the Company and Jeffery      $300,000
Carroll, and the Employment Agreement dated October 12, 1999, between the
Company and John Patrick Boyle for the program "John and Jeff Show."  These two employment agreements will be treated as one agreement with respect to obtaining consent under Section 3 of the Amendment and the aggregate indemnification amount under Section 4.2 of the Amendment will not be reduced until consent has been obtained by each of the employees identified in both agreements.
--------------------------------------------------------------------------------- ----------------------------
Employment Agreement dated April 14, 1999, between the Company and Ed Tyll for    $600,000
the program "The Ed Tyll Show"
--------------------------------------------------------------------------------- ----------------------------
Employment Agreement dated November 1, 2000, between the Company and Anne         $300,000
Whittmore for the program "The Liz Wilde Show"
--------------------------------------------------------------------------------- ----------------------------



1 - EXHIBIT A

                                    EXHIBIT B
       [General form of consent to be tailored for each subject agreement]

               [Glenn Fisher Entertainment Corporation Letterhead]

______________, 2001

[Name]
[Address]

Dear __________:

         As we discussed, NBG Radio Network, Inc., a Nevada corporation ("NBG"), acquired all of the outstanding capital stock of Glenn Fisher Entertainment Corporation, a California corporation ("GFEC"). NBG intends to maintain GFEC as a wholly-owned subsidiary and GFEC will continue doing business as a separate entity. NBG's and GFEC's lender, MCG Finance Corporation, a _________ corporation ("MCG"), has requested that we confirm a few items relating to the __________ (the "Subject Agreement") dated _________ by and between GFEC and
__________, a __________ ("[name of party]").

         First, the Subject Agreement indicates that _______ is a party to the Subject Agreement. The correct name of this party is Glenn Fisher Entertainment Corporation, a California corporation. Notwithstanding the acquisition, GFEC will continue to be the party to the Subject Agreement.

         [Alternative No. 1 for use with syndication agreements:]

         Second, Section _____ of the Subject Agreement provides that [name of party] will be entitled to _____% of all revenues actually received by GFEC in connection with the airing of national commercials by affiliates of [name of show] (the "Show"). This percentage is based solely upon amounts actually received by GFEC. In other words, the purchase of GFEC by NBG does not change how compensation under the Subject Agreement has been calculated historically.

         [Alternative No. 2 for use with employment agreements:]

         Second, Section _____ of the Subject Agreement provides that [name of party] will be entitled to _____% of net profits from revenues actually received by GFEC in connection with the syndication and commercialization of [name of show] (the "Show"). This percentage is based solely upon net profits of amounts actually received by GFEC. In other words, the purchase of GFEC by NBG does not change how compensation under the Subject Agreement has been calculated historically.

         Finally, MCG has acquired a security interest in all of GFEC's contract rights, including GFEC's rights under the Subject Agreement. Please acknowledge that [name of party] consents to GFEC's grant to MCG (on behalf of itself and any other lenders or participants) of a security interest in and/or collateral assignment of GFEC's rights and interest under the Subject Agreement. This limited assignment does not affect the business relationship between [name of party] and GFEC.

         Please sign and return a copy of this letter in the enclosed return envelop at your earliest convenience. We look forward to our continuing successful relationship. We greatly appreciate your prompt attention. If you have any questions, please do not hesitate to call me.

                                   Sincerely,

1 - EXHIBIT B

                                  Glenn Fisher

Acknowledged and Agreed:

[Name of Party]



By:      ________________________
         [Name, Title]



























2 - EXHIBIT B